ANNUAL CERTIFICATE OF COMPLIANCE

OF

SCP SERVICING, LLC

BMO 2022-C1 Mortgage Trust

Commercial Mortgage Pass-Through Certificates, Series 2022-C1

I, Vartan Derbedrossian, the Chief Servicing Officer of SCP Servicing, LLC, a Delaware limited liability company, as Subservicer (hereinafter the “Reporting Person”), under the Subservicing Agreement (the “Subservicing Agreement”) dated as of February 1, 2022 between KeyBank National Association and SCP Servicing, LLC, certify pursuant to Section 3.06 (f) to the Master Servicer, the Depositor, the Directing Holder, the Certificate Administrator, and the 17g-5 Information Provider (as those terms are defined in the Pooling and Servicing Agreement dated as of February 1, 2022 between BMO Commercial Mortgage Securities LLC, as depositor, KeyBank National Association, as master servicer, CWCapital Asset Management LLC, Situs Holdings, LLC and KeyBank National Association, each as a special servicer, Park Bridge Lender Services LLC, as operating advisor and as asset representations reviewer, Computershare Trust Company, National Association, as certificate administrator, and Wilmington Trust, National Association, as trustee) all of the following as of February 28, 2025:

(a)      that a review of the activities of the Subservicer during the period from 1/1/2024 to 12/31/2024 (the “Reporting Period”) and of its performance under the Subservicing Agreement has been made under my supervision; and

(b)     that, to the best of my knowledge, based on such review, the Subservicer has fulfilled all of its obligations under the Subservicing Agreement in all material respects during the Reporting Period.

IN WITNESS WHEREOF, this Certificate has been executed and is effective as of February 28, 2025.

REPORTING PERSON:

SCP Servicing LLC,

a Delaware limited liability company

By: /s/ Vartan Derbedrossian

Name: Vartan Derbedrossian

Title: Chief Servicing Officer